Exhibit 99.1

EBIX, INC. ANNOUNCES PRELIMINARY APPROVAL OF
SHAREHOLDER SECURITIES CLASS ACTION SETTLEMENT

ATLANTA, GA - February 6, 2014 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today announced that on February 4, 2014, the United States District Court for the Northern District of Georgia entered an Order granting preliminary approval of the agreement among the parties to settle all claims in the shareholder securities class action styled In re Ebix, Inc. Securities Litigation, Master File No. 1:11-CV-02400-RWS (N.D. Ga.), which was filed in 2011 on behalf of a class consisting of those persons who purchased or otherwise acquired the Company’s common stock between May 6, 2009, and June 30, 2011. The agreement calls for a one-time cash payment of $6.5 million to be funded by the Company and its insurance carrier. The Court scheduled a final fairness hearing on the settlement for June 5, 2014.

Under the terms of the agreement, the Company and certain current officers and directors deny any and all of the allegations made against them by the class in the litigation and have agreed to settle this matter solely to eliminate the uncertainties, risk, and expense of further protracted proceedings. The agreement to settle this litigation constitutes neither an admission nor acceptance of fault by any named Defendant with respect to the allegations made in the litigation.

Ebix Chairman, President and Chief Executive Officer, Robin Raina, commented, “We are pleased to settle this litigation matter and move forward with the development of our business.”

As previously disclosed in its Q3 2013 Form 10-Q, the Company recorded a contingent liability and recognized a charge against earnings in the amount of $4.23 million ($2.63 million net of the associated tax benefit) in connection with this settlement. That contingent liability was reported in the current section of the Consolidated Balance Sheet, and the charge against earnings was reported below operating income in the Consolidated Statement of Income for the quarter ended September 30, 2013 and for the nine months ended September 30, 2013. This amount represents the portion of the settlement absorbed by the Company, and Management does not expect there to be further exposure to the Company with regard to this litigation beyond the legal expenses to finalize the settlement.

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc. (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 30+ offices across Brazil, Singapore, Australia, the US, UK, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com.
SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS
As used herein, the terms "Ebix," "the Company," "we," "our" and "us" refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.
The information contained in this Press Release contains forward-looking statements and information within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and

Exhibit 99.1

information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company's products by the market, and management's plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission ("SEC"), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "seeks," "plan," "project," "continue," "predict," "will," and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this press release and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.
Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company's ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.
Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to announce publicly the results of, or changes to, any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.
Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.
You may obtain our SEC filings at our website, www.ebix.com under the "Investor Information" section, or over the Internet at the SEC's web site, www.sec.gov.
CONTACT:
Investors
Steven Barlow - Investor Relations, 678-281-2043 or steve.barlow@ebix.com
Aaron Tikkoo - 678-281-2027 or atikkoo@ebix.com